EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

	State or Other
	Jurisdiction of	Percentage
	Incorporation	Ownership

Parent

Patapsco Bancorp, Inc.	Maryland	—

Subsidiary (1)

The Patapsco Bank	Maryland	100%

Subsidiaries of The Patapsco Bank (1)

PFSL Holding Corp.	Maryland	100%

Prime Business Leasing	Maryland	100%

Patapsco Financial Services, Inc.	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements appearing in Item 8 to this Annual Report on Form 10-K.